Exhibit 23.1

3rd Floor, 44 Esplanade, St.

St. Helier, Jersey, JE49WG

CONSENT OF QUALIFIED PERSON

Jan Coetzee, in connection with the Form 6-K dated as of the date of this consent, filed by MAC Copper Limited and any amendments and/or exhibits thereto (collectively, the “Form 6-K”) disclosing the MAC 2024 Resource and Reserve Statement and Production Guidance, consents to:

•	the public filing and use of the report summary titled "MAC Copper Limited 2024 Resource and Reserve Statement and Production Guidance” effective as of the date of this consent, by Jan Coetzee, (the "2024 Resource and Reserve Statement and Production Guidance "), with an effective date as of the date of this consent, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form 6-K;

•	the use of and references to his name, including his status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 6-K; and

•	the information derived, summarized, quoted or referenced from the 2024 Resource and Reserve Statement and Production Guidance, or portions thereof, that was prepared by him, that he supervised the preparation of and/or that was reviewed and approved by him, that is included or incorporated by reference in the Form 6-K.

Dated: February 24, 2025

/s/ Jan Coetzee

Jan Coetzee

Employed by Metals Acquisition Corp. (Australia) a wholly owned subsidiary of MAC Copper Limited
A Member of the Australian Institute of Mining and Metallurgy, a Qualified Person